EXHIBIT 11.1

                               TRIAD GUARANTY INC.
                STATEMENT RE COMPUTATION OF NET INCOME PER SHARE
                  Year Ended December 31, 1997, 1996, and 1995





                                           1997          1996           1995
                                           ----          ----           ----
BASIC EARNINGS PER SHARE

Weighted average common
  shares outstanding .................    13,291,160    13,277,853    13,256,817
                                         ===========   ===========   ===========
Net income ...........................   $17,241,824   $11,196,966   $ 7,758,892
                                         ===========   ===========   ===========
Basic net income per share ...........   $   1.30      $    .84     $    .59
                                         ===========   ===========   ===========


DILUTED NET INCOME PER SHARE

Weighted average common
 shares outstanding ..................    13,291,160    13,277,853    13,256,817
Net shares to be issued upon
 exercise of dilutive stock options
 after applying treasury stock
 method ..............................       422,378       263,698        76,197
                                         -----------   -----------   -----------
Adjusted shares outstanding ..........    13,713,538    13,541,551    13,333,014
                                         ===========   ===========   ===========
Net income ...........................   $17,241,824   $11,196,966   $ 7,758,892
                                         ===========   ===========   ===========
Diluted net income per share .........   $   1.26      $    .83     $    .58
                                         ===========   ===========   ===========